Exhibit No. 99

News Release

Media Line: 410 234-7433
www.constellation.com

		Constellation Energy Generation Group	Constellation NewEnergy
		Constellation Energy Commodities Group	Baltimore Gas and Electric Company
		Constellation Energy Control & Dispatch Group	BGE HOME
		Constellation Energy Projects & Services Group	Fellon-McCord & Associates

Media Contacts:	Robert L. Gould
Angelique Rewers
410 234-7433

Investor Contact:	Kevin Hadlock
410 783-3647

Constellation Energy Reports Strong Second Quarter 2006 Earnings

Results highlighted by growing competitive supply business
and continued productivity gains

BALTIMORE, July 28, 2006 - Constellation Energy (NYSE: CEG) today reported second quarter adjusted earnings per share of 56 cents, above the company’s guidance range of 30 to 45 cents per share and 3 cents per share below the 59 cents per share of adjusted earnings in the same quarter last year. Adjusted earnings exclude the impact of special items, certain economic hedges that do not qualify for hedge accounting, and synfuel earnings. On a GAAP basis, the company earned 52 cents per share, compared to 68 cents per share for the same time period last year.

 “For nearly five years, we have consistently met or exceeded our quarterly earnings guidance,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “This steady performance is a credit to our proven business strategy and the resolve of our employees to remain squarely focused on delivering business results whether we face extreme market volatility, regulatory distraction or merger uncertainty.

 “We continue to successfully grow the wholesale power, gas and coal businesses in line with our expectations. With a growing portfolio, Constellation Energy Commodities Group generated significant portfolio management and trading earnings in the second quarter of this year, continuing our track record of leveraging scale and scope. Constellation NewEnergy, our retail competitive supply business, also performed well. When we bought NewEnergy four years ago, we said we would build scale and expand the national platform.  This expectation is playing out, and NewEnergy’s margins have been improving this year,” said Shattuck.

The company also continued its progress toward, and remains on track to achieve, its 2006 productivity target of $40 million. Year-to-date, Constellation Energy has realized approximately $28 million in permanent productivity savings or nearly 70 percent of the full-year target.

The second quarter was also marked by the passage of Maryland Senate Bill 1, which resulted in a rate stabilization plan for BGE’s residential customers. The legislation provides for a phased increase for BGE’s residential customers and assures full cost recovery for BGE.

Constellation Energy provided third quarter 2006 earnings guidance of $1.10 to $1.25 per share and reaffirmed earnings guidance of $3.35 to $3.65 per share for 2006, $4.40 to $4.65 per share for 2007, and $5.25 to $5.75 per share for 2008.

“Our confidence in our long-term outlook is strengthening as we execute our plan and build the backlog for future earnings,” said Shattuck. “With earnings guidance for 2008 representing compounded annual growth of 22 to 28 percent from 2006, Constellation Energy’s independent course and financial outlook have never been stronger.”

The following tables summarize adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provide a reconciliation to total company reported earnings:

	Three Months Ended June 30,
	2006			2005
	Reported GAAP EPS*	Adjusted EPS		Reported GAAP EPS*	Adjusted EPS

EARNINGS PER COMMON SHARE
Baltimore Gas and Electric	$0.10	$0.11	(1)	$0.13	$0.13
Merchant Energy	0.40	0.43	(2)	0.52	0.45	(3)
Other Nonregulated	0.02	0.02		0.01	0.01
Diluted Earnings Per Share from Continuing Operations	0.52	0.56		0.66	0.59
Income from Discontinued Operations Assuming Dilution	—	—		0.02	—
Diluted Earnings Per Share	$0.52	$0.56		$0.68	$0.59

* Unaudited.

Prior period amounts reclassified to conform with current period’s presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1)             Addition of merger-related costs of $0.01 per share.

(2)             Addition of merger-related costs of $0.02 per share and addition of loss from our synthetic fuel processing facilities of $0.01 per share.

(3)             Subtraction of earnings from our synthetic fuel processing facilities of $0.09 per share. Addition of mark-to market losses on certain non-qualifying hedges on fuel adjustment clauses and gas transportation contracts of $0.02 per share.

	Six Months Ended June 30,
	2006			2005
	Reported GAAP EPS*	Adjusted EPS		Reported GAAP EPS*	Adjusted EPS

EARNINGS PER COMMON SHARE
Baltimore Gas and Electric	$0.48	$0.49	(1)	$0.53	$0.53
Merchant Energy	0.64	0.72	(2)	0.78	0.69	(3)
Other Nonregulated	0.02	0.02		0.01	0.01
Diluted Earnings Per Share from Continuing Operations	1.14	1.23		1.32	1.23
Income from Discontinued Operations Assuming Dilution	0.01	—		0.03	—
Diluted Earnings Per Share	$1.15	$1.23		$1.35	$1.23

* Unaudited.

Prior period amounts reclassified to conform with current period’s presentation

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1)             Addition of merger-related costs of $0.01 per share.

(2)             Addition of mark-to-market losses on certain non-qualifying hedges on gas transportation contracts of $0.05 per share, addition for merger-related costs of $0.03 per share, and addition for workforce reduction costs of $0.01 per share. Subtraction of earnings from our synthetic fuel processing facilities of $0.01 per share.

(3)             Subtraction of earnings from our synthetic fuel processing facilities of $0.15 per share.  Addition of mark-to-market losses on certain non-qualifying hedges on fuel adjustment clauses and gas transportation contracts of $0.06 per share.

Baltimore Gas and Electric

Baltimore Gas and Electric Company reported adjusted earnings of 11 cents per share in the second quarter of 2006, consistent with management’s earnings guidance range of 8 to 13 cents per share and 2 cents per share below the 13 cents per share earned in the second quarter of 2005. The year-over-year decrease was due to inflationary and other operating cost increases, partially offset by increased revenue from the gas base rate increase ordered in December 2005.

Merchant

On an adjusted basis, the merchant segment earned 43 cents per share during the second quarter of 2006, exceeding management’s guidance range of 20 to 35 cents per share. These results compare to last year’s second quarter adjusted earnings of 45 cents per share.

As expected, the Mid-Atlantic Fleet was the primary driver of the year-over-year decrease, largely as a result of increased costs of generation, primarily coal and emissions, against fixed revenues from legacy contracts to serve BGE’s residential customers. In addition, the Merchant realized lower competitive transition charges (CTC), as customers completed their CTC obligations, and incurred higher costs, including inflationary cost increases and higher interest expense compared to last year.

These factors were largely offset as the result of continued strong commercial business performance. Constellation Energy Commodities Group delivered solid new business growth driven primarily by strong portfolio management and trading results and benefited from a higher backlog of business going into the quarter. Constellation NewEnergy achieved year-over-year growth in both its electric and gas businesses. The Generation Group delivered strong productivity, as it continued to drive down its cost per megawatt hour generated.

Other Non-Regulated

Constellation Energy’s other non-regulated businesses reported adjusted earnings of 2 cents per share for the second quarter of 2006, compared to 1 cent per share in the second quarter of 2005.

Constellation Energy / FPL Group Merger Update

 On Dec. 19, 2005, Constellation Energy and FPL Group, Inc. (NYSE: FPL) announced their pending merger, which will create the nation’s largest competitive energy supplier and its second-largest electric utility portfolio. Constellation Energy and FPL Group continue to pursue merger approval. On June 23, 2006, Constellation Energy filed the required merger proxy with the Securities and Exchange Commission. The merger remains subject to other closing requirements, including review and approval by the Maryland Public Service Commission, federal regulatory agencies and shareholders of both Constellation Energy and FPL Group.

The June 2006 financial statements and selected supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations and the impact of certain economic, non-qualifying hedges. Adjusted EPS also excludes synfuel earnings due to the potential for oil-price volatility to result in a difficult-to-forecast phase-out of tax credits.

Constellation Energy has excluded from adjusted earnings two categories of non-qualifying hedges: hedges against the Commodities Group New England fuel adjustment clauses and hedges on gas transportation and storage contracts. The mark-to-market impact of these hedges is significant to reported results, but economically neutral to the company in that offsetting gains on underlying accrual positions will be recognized in the future.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of a business, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that these non-GAAP measures involve judgments by management (in particular, judgments as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings). These non-GAAP measures are also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items, economic, non-qualifying hedges and synfuel results due to the difficulty of doing so. The impact of special items, economic, non-qualifying hedges and synfuel results could be material to our operating results computed in accordance with GAAP.

SEC Filings

The company plans to file its Form 10-Q for the three months ended June 30, 2006, on or about Aug. 8, 2006.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections.

Conference Call July 28, 2006

Constellation Energy will host a conference call at 8:30 a.m. (EDT) on July 28, 2006, to review its second quarter results. To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:30 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call by dialing (800) 216-4437 (U.S.) or (402) 220-3876 (international). The replay password is ENERGY.

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s Web site at: http://www.constellation.com. The call will also be recorded and archived on the site. The reference to our Web site is an active textual reference and the contents of our Web site are not part of this press release.

Constellation Energy (http://www.constellation.com), a FORTUNE 200 company with 2005 revenues of $17.1 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of more than 100 generating units located throughout the United States, totaling approximately 12,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Addendum — Amounts Excluded From GAAP EPS to Arrive at Adjusted EPS

Synfuel Earnings — after-tax loss of $(1.6) million, or $(0.01) per share

We have removed a $(1.6) million after-tax loss recognized in the second quarter of 2006 from our results.  The loss includes the following items:

•                     After-tax income associated with second quarter synfuel operations of $2.0 million which assumes, based on our estimates, that 68 percent of 2006 tax credits will be phased-out under Section 45K (previously Section 29) of the Internal Revenue Code in 2006;

•                     A $(7.5) million after-tax loss resulting from an increase in the assumed phase-out of tax credits associated with first quarter 2006 production.  Specifically, we assumed a 46 percent phase-out at March 31, 2006, but now have increased our phase-out estimate to 68 percent at June 30, 2006; and,

•                     Under Section 45K of the Internal Revenue Code, both the tax credit and oil base price used for purposes of computing the tax credit phase-out are indexed annually for inflation.  The inflation adjustment is only known retroactively when it is published by the IRS.  In April 2006, the IRS published the 2005 inflation factor resulting in $3.9 million of after-tax income that was recorded in the second quarter of 2006 to increase the tax credits above the estimate included in our 2005 results.

Special Item: Merger Costs — after-tax charge of $(6.0) million, or $(0.03) per share

In the second quarter of 2006, we recorded a $(6.0) million after-tax charge relating to costs associated with our pending merger with FPL Group, Inc. We expect to continue to incur additional expenses in 2006 in connection with our pending merger.

Additional Information

This communication is not a solicitation of a proxy from any security holder of FPL Group or Constellation Energy.  Constellation Energy has filed with the Securities and Exchange Commission a registration statement on Form S-4 (Registration No. 333-135278) that includes a preliminary joint proxy statement/prospectus of Constellation Energy and FPL Group and other relevant documents regarding the proposed transaction.  A definitive joint proxy statement/prospectus will be sent to security holders of FPL Group and Constellation Energy seeking approval of the proposed transaction.  WE URGE INVESTORS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FPL GROUP, CONSTELLATION ENERGY AND THE PROPOSED TRANSACTION.  Investors and security holders also can obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov.  In addition, a copy of the definitive joint proxy statement/prospectus (when it becomes available) may be obtained free of charge from Constellation Energy, Shareholder Services, 750 E. Pratt St., Baltimore, MD 21202, or from FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FPL Group, Constellation Energy, and their respective directors and executive officers of FPL Group and Constellation Energy and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding FPL Group’s and Constellation Energy’s directors and executive officers is available in the preliminary joint proxy statement/prospectus contained in the above-referenced registration statement on Form S-4.

# # #

Constellation Energy Group and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$3,781.4	$2,871.7	$7,756.6	$5,587.6
Regulated electric revenues	498.7	465.1	1,002.7	956.6
Regulated gas revenues	141.8	141.7	560.1	506.3
Total revenues	4,421.9	3,478.5	9,319.4	7,050.5

Expenses
Fuel and purchased energy expenses	3,395.7	2,587.2	7,319.9	5,264.8
Operating expenses	582.0	465.6	1,103.0	923.9
Merger-related costs	7.1	—	9.0	—
Workforce reduction costs	—	—	2.2	—
Depreciation, depletion, and amortization	138.8	133.5	273.1	264.1
Accretion of asset retirement obligations	16.7	15.3	33.2	30.4
Taxes other than income taxes	72.9	67.1	147.8	135.6
Total expenses	4,213.2	3,268.7	8,888.2	6,618.8
Income from Operations	208.7	209.8	431.2	431.7
Other Income	13.6	14.1	27.8	27.0
Fixed Charges
Interest expense	79.3	74.8	156.3	154.5
Interest capitalized and allowance for borrowed funds
used during construction	(3.8)	(2.5)	(6.6)	(5.4)
BGE preference stock dividends	3.3	3.3	6.6	6.6
Total fixed charges	78.8	75.6	156.3	155.7
Income from Continuing Operations Before Income Taxes	143.5	148.3	302.7	303.0
Income Tax Expense	50.4	30.5	96.6	66.6
Income from Continuing Operations	93.1	117.8	206.1	236.4
Income from discontinued operations, net of income taxes of $4.5, $0.5 and $7.8, respectively	—	3.9	0.9	6.0
Net Income	$93.1	$121.7	$207.0	$242.4

Earnings Applicable to Common Stock	$93.1	$121.7	$207.0	$242.4

Average Shares of Common Stock Outstanding - Basic	179.1	177.6	178.8	177.2
Average Shares of Common Stock Outstanding - Diluted	180.7	179.7	180.6	179.2

Earnings Per Common Share from Continuing Operations -Basic	$0.52	$0.67	$1.15	$1.34
Income from discontinued operations - Basic	—	0.02	0.01	0.03
Earnings Per Common Share - Basic	$0.52	$0.69	$1.16	$1.37

Earnings Per Common Share from Continuing Operations - Diluted	$0.52	$0.66	$1.14	$1.32
Income from discontinued operations - Diluted	—	0.02	0.01	0.03
Earnings Per Common Share - Diluted	$0.52	$0.68	$1.15	$1.35

Certain prior-period amounts have been reclassified to conform with the current period's presentation.

Constellation Energy Group and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	June 30, 2006	December 31, 2005
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$228.1	$813.0
Accounts receivable (net of allowance for uncollectibles of $53.9 and $47.4, respectively)	2,527.0	2,727.9
Fuel stocks	531.3	489.5
Materials and supplies	200.3	197.0
Mark-to-market energy assets	867.1	1,339.2
Risk management assets	282.6	1,244.3
Unamortized energy contract assets	46.0	55.6
Deferred income taxes	337.1	—
Other	544.1	555.3
Total current assets	5,563.6	7,421.8
Investments And Other Assets
Nuclear decommissioning trust funds	1,137.9	1,110.7
Investments in qualifying facilities and power projects	302.4	306.2
Regulatory assets (net)	103.7	154.3
Goodwill	151.8	147.1
Mark-to-market energy assets	766.5	1,089.3
Risk management assets	437.4	626.0
Unamortized energy contract assets	125.6	141.2
Other	340.7	410.6
Total investments and other assets	3,366.0	3,985.4
Property, Plant And Equipment
Nonregulated property, plant and equipment	8,832.2	8,580.8
Regulated property, plant and equipment	5,617.7	5,520.5
Nuclear fuel (net of amortization)	319.8	302.0
Accumulated depreciation	(4,485.2)	(4,336.6)
Net property, plant and equipment	10,284.5	10,066.7
Total Assets	$19,214.1	$21,473.9

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$155.0	$0.7
Current portion of long-term debt	1,344.0	491.3
Accounts payable and accrued liabilities	1,380.9	1,667.9
Customer deposits and collateral	245.4	458.9
Mark-to-market energy liabilities	732.7	1,348.7
Risk management liabilities	808.8	483.5
Unamortized energy contract liabilities	461.9	489.5
Deferred income taxes	—	151.4
Accrued expenses and other	575.8	780.4
Total current liabilities	5,704.5	5,872.3
Deferred Credits And Other Liabilities
Deferred income taxes	1,129.2	1,180.8
Asset retirement obligations	939.0	908.0
Mark-to-market energy liabilities	547.2	912.3
Risk management liabilities	926.9	1,035.5
Unamortized energy contract liabilities	1,111.1	1,118.7
Postretirement and postemployment benefits	389.0	382.6
Net pension liability	390.0	401.4
Deferred investment tax credits	60.6	64.1
Other	97.9	101.0
Total deferred credits and other liabilities	5,590.9	6,104.4
Long-Term Debt
Long-term debt of nonregulated businesses	3,411.6	3,406.6
Long-term debt of BGE	1,179.3	1,204.3
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(6.0)	(8.0)
Current portion of long-term debt	(1,344.0)	(491.3)
Total long-term debt	3,498.6	4,369.3
Minority Interests	21.6	22.4
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders' Equity
Common stock	2,672.9	2,620.8
Retained earnings	2,881.9	2,810.2
Accumulated other comprehensive loss	(1,346.3)	(515.5)
Total common shareholders' equity	4,208.5	4,915.5
Total Liabilities And Equity	$19,214.1	$21,473.9

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Constellation Energy Group and Subsidiaries
Merchant Energy Operating Statistics (Unaudited)

	Six Months Ended June 30,
	Nuclear	Coal	Oil	Hydro & Gas	Other	Total

Generation by Fuel Type (%)
2006	51.5	30.9	0.2	15.5	1.9	100.0
2005	53.3	30.8	0.7	13.5	1.7	100.0
Thousands of MWH
2006	14,613	8,782	45	4,406	530	28,376
2005	14,982	8,656	208	3,811	470	28,127

Utility Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
ELECTRIC
Revenues (In Millions)
Residential	$231.1	$229.6	$480.4	$492.5
Commercial
Excluding Delivery Service Only	205.2	177.5	405.4	353.6
Delivery Service Only	27.5	24.8	47.6	48.0
Industrial
Excluding Delivery Service Only	13.6	13.6	28.8	26.2
Delivery Service Only	6.4	6.6	12.1	12.5
System Sales	483.8	452.1	974.3	932.8
Other	14.9	13.0	28.4	23.8
Total	$498.7	$465.1	$1,002.7	$956.6
Distribution Volumes (In Thousands) - MWH
Residential	2,751	2,793	6,211	6,519
Commercial
Excluding Delivery Service Only	1,803	1,922	3,885	4,064
Delivery Service Only	1,961	1,851	3,582	3,497
Industrial
Excluding Delivery Service Only	141	163	304	320
Delivery Service Only	754	767	1,463	1,503
Total	7,410	7,496	15,445	15,903

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$69.6	$78.9	$312.8	$293.2
Delivery Service Only	4.0	4.0	12.1	13.5
Commercial
Excluding Delivery Service Only	19.4	24.7	98.4	91.6
Delivery Service Only	8.4	5.4	19.6	17.0
Industrial
Excluding Delivery Service Only	0.8	1.4	5.2	5.4
Delivery Service Only	5.3	2.7	9.9	5.5
System Sales	107.5	117.1	458.0	426.2
Off-System Sales	33.6	26.1	100.0	80.5
Other	2.5	2.0	5.8	4.3
Total	$143.6	$145.2	$563.8	$511.0
Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	4,303	5,436	20,294	24,566
Delivery Service Only	501	755	2,500	3,504
Commercial
Excluding Delivery Service Only	1,668	2,058	7,273	8,820
Delivery Service Only	5,198	5,880	13,857	17,170
Industrial
Excluding Delivery Service Only	75	131	392	551
Delivery Service Only	5,076	4,758	10,813	9,028
System Sales	16,821	19,018	55,129	63,639
Off-System Sales	4,688	3,521	10,653	10,878
Total	21,509	22,539	65,782	74,517

Utility operating statistics do not reflect the elimination of intercompany transactions

Heating Degree Days (Calendar-Month Basis)

Heating Degree Days	—Actual	435	559	2,561	3,091
	—Normal	525	525	2,976	2,967
Cooling Degree Days	—Actual	218	210	223	210
	—Normal	236	238	240	241

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Constellation Energy Group and Subsidiaries
Supplemental Financial Statistics (Unaudited)

	Six Months Ended June 30,
	2006	2005
Ratio of Earnings to Fixed Charges	2.74	2.75

Effective Tax Rate	31.2%	21.5%

Equity Investment In Nonregulated Businesses—End of Period	$2,585.9	$3,279.4

Equity Investment In Regulated Business—End of Period	$1,622.6	$1,633.0

Common Stock Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Common Stock Dividends—Per Share
—Declared	$0.3775	$0.3350	$0.7550	$0.6700
—Paid	$0.3775	$0.3350	$0.7125	$0.6200

Market Value Per Share
—High	$55.68	$57.91	$60.55	$57.91
—Low	$50.55	$50.36	$50.55	$43.01
—Close	$54.52	$57.69	$54.52	$57.69

Shares Outstanding—End of Period (In Millions)	179.4	177.8	179.4	177.8

Book Value per Share—End of Period	$23.46	$27.63	$23.46	$27.63

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